Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

[●], 2021

Aquaron Acquisition Corp.

515 Madison Ave. 8th Floor

New York, NY 10022

Re:	Aquaron Acquisition Corp.

Ladies and Gentlemen:

We have acted as counsel to Aquaron Acquisition Corp., a Delaware corporation (the “Company”), in connection with its filing of the Registration Statement on Form S-1, as amended prior to being declared effective (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission. The Registration Statement relates to an underwritten public offering and sale of (i) 5,000,000 units (the “Units”), with each Unit consisting of one share (each a “Share”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), one redeemable warrant (the “Warrants”), each warrant entitling its holder to purchase one-half of one Share (the “Public Warrants”), and one right (the “Public Rights”), each Public Right to receive one-twentieth (1/20) of one Share upon the consummation of an initial business combination, (ii) up to 750,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option,

The Public Warrants and Public Rights will be issued and sold pursuant to the terms of the Warrants Agreement (the “Warrants Agreement”) and Rights Agreement (the “Rights Agreement”), filed as exhibits to the Registration Statement on Form S-1 (333-[*]) respectively.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction of the Company’s Amended and Restated Certificate of Incorporation and Bylaws, the Warrants Agreement, the Rights Agreement, and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company, as to questions of fact material to this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) the Units have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, (ii) the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable, (iii) the Public Warrants and Public Rights have been duly authorized by the Company and, provided that the Public Warrants and `Public Rights have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Public Warrants and the Public Rights, when issued and sold in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iv) the Shares underlying the Public Warrants and the Public Rights have been duly authorized and, when issued and delivered by the Company in accordance with the terms therein and the terms of the Warrants Agreement and Rights Agreement respectively, will be validly issued, fully paid and non-assessable.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/

Loeb & Loeb LLP